EXHIBIT 99.1

May 15, 2002

Securities and Exchange Commission
450 Fifth St., NW
Washington, D.C. 20549-0609

RE: AUDIT OF THE NET ASSETS AVAILABLE FOR BENEFITS OF SAP AMERICA, INC. 401(k) PLAN AS OF DECEMBER 31, 2001 AND 2000, AND THE RELATED STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000.

Ladies and Gentlemen,

Pursuant to SEC Release No. 33-8070, we are filing this letter to disclose the representations that were made to us by ARTHUR ANDERSEN LLP (“Arthur Andersen”) in connection with its audit of the financial statements, as of and for the years ended December 31, 2001 and 2000.

In its letter dated May 15, 2002, Arthur Andersen represented to the Plan Administrator of the SAP America, Inc. 401(k) Plan that Arthur Andersen’s audit was subject to its quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation.

Sincerely,

SAP AMERICA, INC. 401(k) PLAN

JAMES F. DEVINE

By: /s/ James F. Devine
James F. Devine, as Plan Administrator